Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Intellicheck Mobilisa, Inc. on Form S-3 (Nos. 333-127663, 333-151302, 333-167124 and 333-189982) and Form S-8 (Nos. 333-151097, 333-143448, 333-85436 and 333-47882) of our report dated March 25, 2014, on our audits of the consolidated financial statements  as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, which report is included in this Annual Report on Form 10-K to be filed March 25, 2014.

/s/ EISNERAMPER LLP
Iselin, New Jersey
March 25, 2014